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                                                                     EXHIBIT 2.1

                           ASSET PURCHASE AGREEMENT
                         (Cornell Transcription, Inc.)


  This ASSET PURCHASE AGREEMENT (the "Agreement"), dated as of the 1st day of December, 1998 (the "Effective Date"), is by and among HILLEL BRONSTEIN, an individual residing in New York, New, an individual residing in New York, New York ("Bronstein"), CORNELL TRANSCRIPTION, INC., a New York corporation ("Seller"), and AVRI HEALTH CARE INFORMATION SERVICES, INC., a Delaware corporation ("Purchaser").

                             W I T N E S S E T H:

  WHEREAS, Seller is engaged in the medical transcription business (the "Business");

  WHEREAS, Purchaser is a wholly owned subsidiary of APPLIED VOICE RECOGNITION, INC., a Delaware corporation ("AVRI");

  WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, certain assets owned by Seller and utilized by Seller in connection with the Business, and Seller and Purchaser desire to set forth the terms and conditions of their agreement;

  NOW THEREFORE, for and in consideration of the premises, and the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

     1.   PURCHASE AND SALE.

          1.1. PURCHASE AND SALE. On the terms and subject to the conditions of this Agreement, Seller, at the Closing referred to in Section 8, agrees to grant, sell, transfer, convey and deliver to Purchaser, free and clear of all liens, claims, encumbrances and interests, and Purchaser agrees to purchase from Seller, certain assets of Seller (collectively, the "Company Assets"), which Company Assets shall consist of the following:

                (a) The 997 shares of common stock (the "Stock") of Outsource Transcription Philippines, Inc., a stock corporation formed under the laws of the Republic of the Philippines ("OTP");

                (b) All real property leased by Seller for use in connection with the Business, including, without limitation, (i) that certain space leased on an oral basis located at 42 Clinton Place, Hackensack, New Jersey, and (ii) that certain space leased pursuant to the terms of a written lease located in the ground floor of JM Building located along South Superhighway, Makati City, the Republic of the Philippines, and the improvements located within such leased spaces (collectively, the "Company Facilities");

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                (c) The machinery, equipment, furniture, fixtures, supplies, materials and other tangible personal property (other than computer hardware and software) that are described on Schedule 1.1(c) attached hereto (the "Company Personal Property");

                (d) All contracts and agreements listed on SCHEDULE 1.1(d) attached hereto (the "Assigned Contracts"); and all warranties and guarantees, if any, originally given to Seller relating to all or any portion of the Company Personal Property (the "Warranties");

                (e) All rights of Seller in and to the computer hardware and computer software listed on SCHEDULE 1.1(e) attached hereto;


                (f) All rights of Seller in and to all existing or pending trade names, trade marks, copyrights, patents and other intellectual property and all marketing literature and other materials owned, licensed or otherwise utilized by Seller, including, without limitation, all such rights listed on SCHEDULE 1.1(f) attached hereto;

                (g) All existing books and records of Seller through the Closing relating to the Business, including, without limitation, all of Seller's customer lists; and

                (h) The licenses, permits and certifications listed on SCHEDULE 1.1(h) attached hereto.

          1.2. EXCLUDED ASSETS. Except for the Company Assets specifically described herein, no other assets owned by Seller shall be conveyed pursuant to this Agreement.

          1.3. ASSUMED LIABILITIES. On the terms and subject to the conditions of this Agreement, Purchaser, at the Closing, agrees to assume all of the following obligations of Seller (collectively, the "Assumed Liabilities"):

                (a) The liabilities and obligations of Seller under the Assigned Contracts; and

                (b) The ad valorem taxes, if any, relating to the Company Assets for 1998 (as described in Section 8.7 below, and referred to herein as the "Seller's Tax Share").

          1.4. EXCLUDED LIABILITIES. Except for the Assumed Liabilities, Purchaser shall not assume or be subject to, or in any way be liable or responsible for, and Seller shall retain responsibility for all liabilities and obligations of Seller of any kind or nature, known or unknown, relating to the Company Assets, the Business or Seller. Notwithstanding the foregoing, Purchaser shall deduct from the stated value of the AVRI Stock (as defined in Section 2(c)) to be delivered to Seller, an amount equal to the amount necessary to prepay and pay off in full Seller's obligations under those certain Master Equipment Leases, each dated May 13, 1998 (the "Equipment Leases"), whereby Sterling National Bank (the "Bank") leased certain computer equipment more particularly described therein to Seller. Further, Purchaser will, at its option, either (i) pay such obligations

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owed to the Bank in full, or (ii) assume Seller's obligations under the
Equipment Leases, provided that Purchaser receives a written consent from the Bank with respect to such assignment.

     2. PURCHASE PRICE. The purchase price for the Company Assets (the "Purchase Price") shall be ONE MILLION TWO HUNDRED EIGHTY THOUSAND AND NO/100 DOLLARS ($1,280,000) less (A) the aggregate amount of Seller's liabilities to be assumed by Purchaser under the Assigned Contracts, and (B) Seller's Tax Share. The Purchase Price shall be paid as follows:

                (a) $275,000 in cash at Closing (the "Cash Portion of the Purchase Price").

                (b) Purchaser's execution and delivery to Seller at Closing of a non-interest bearing, unsecured promissory note in the original principal amount of $270,000 in the form attached hereto as Exhibit "A" (the "Note"), which Note shall be payable as follows:

                     (i) $150,000 shall be due and payable on or before February 28, 1999. Of such $150,000 payment, Purchaser shall deliver $25,000 directly to Seller's lender, Innodata Corporation, a Delaware corporation ("Seller's Lender"), as a payment on behalf of Seller, in satisfaction of that certain $25,000 installment note payment due on or before April 30, 1999, pursuant to the terms of that certain Promissory Note dated as of April 22, 1998 in the original principal amount of up to $100,000 (the "Seller's Note"). Notwithstanding Purchaser's agreement to make such installment payment on behalf of Seller, Purchaser shall not assume nor become liable for any of Seller's obligations under the Seller's Note, it being Seller's and Purchaser's intention and agreement that Purchaser is merely agreeing to pay such amount directly to Seller's Lender on behalf of, and as an accommodation to, Seller.

                     (ii) $120,000 shall be payable in twelve equal monthly installments of $10,000 each, payable on the first day of each month commencing on January 1, 1999, and continuing thereafter until December 1, 1999, when, if not sooner paid, all outstanding amounts under the Note shall be due and payable in full.

                (c) At Purchaser's request, AVRI hereby agrees to issue and deliver to Seller on December 31, 1999, 735 shares of convertible preferred stock of AVRI that has an aggregate stated value (which shall be the liquidation preference other than accrued but unpaid dividends, if any), herein referred to as the "Stated Value," of $735,000 (the "AVRI Stock"). See EXHIBIT "B" for a description of the AVRI Stock.

     3. CONTINGENT PURCHASE PRICE. In addition to the Purchase Price and as additional consideration for the sale of the Company Assets from Seller to Purchaser, with respect to each quarterly period of 1999, if the former employees of Seller are responsible for Purchaser's execution of new agreements for medical transcription services ("New Agreements") that are estimated to generate revenues, in the aggregate over the next twelve month period (as determined by Purchaser in Purchaser's reasonable discretion), that are greater than or equal to the quarterly

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threshold applicable to such quarterly period set forth on EXHIBIT "C"
(collectively, the "Targets," and separately, a "Target"), then Seller shall be entitled to receive such number of shares of AVRI Stock that has an aggregate Stated Value equal to the dollar amounts shown on such exhibit corresponding to such quarterly period (the "Contingent Purchase Price"). Within sixty (60) days after each of March 30, 1999, June 30, 1999, September 30, 1999 and December 31, 1999 (each being referred to separately as a "Reconciliation Date"), Purchaser shall calculate the estimated aggregate gross revenues to be generated over the next twelve month period from the New Agreements entered into during the quarterly period ending on the subject Reconciliation Date. Any Contingent Purchase Price earned hereunder shall be paid by Purchaser to Seller on or before February 28, 2000. In the event that for any particular quarterly period the estimated aggregate gross revenues to be generated over the next twelve month period from the New Agreements fails to meet the Target for such quarterly period, then no Contingent Purchase Price shall be earned by, or paid to, Seller with respect to such quarterly period, and such Contingent Purchase Price shall not be carried over to any subsequent quarterly period. Seller shall have the right to inspect Purchaser's books and records relating to the Business upon three (3) business days advance notice. Such inspection shall take place at the address for Purchaser set forth in Section 13.

     4. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to and agrees with Purchaser that:

          4.1. SELLER'S AUTHORITY RELATIVE TO THIS AGREEMENT. This Agreement has been duly executed and delivered by Seller, and no further corporate action is necessary with respect to Seller to make this Agreement a valid and binding obligation of Seller, enforceable in accordance with its terms. Neither the execution, delivery nor performance of this Agreement by Seller will:


                (a) Violate any order, writ, injunction or decree of any court, administrative agency or governmental body;

                (b) Require any consent, authorization or approval of any person, entity or governmental authority; or

                (c) Result in the creation or imposition of any lien, charge or encumbrance upon the property of Seller.

          4.2. SELLER'S AUTHORITY TO CONDUCT BUSINESS. Seller has all requisite power and authority to carry on its business as now conducted and to enter into and perform this Agreement.

          4.3. RIGHTS TO PURCHASE THE COMPANY ASSETS. Other than Purchaser pursuant to this Agreement, no person, firm or entity has any right to purchase any of the Company Assets or any part thereof.

          4.4. TITLE TO COMPANY ASSETS. Seller has good title to the Company Assets, is in possession of all of the Company Assets, and will convey the Company Assets to Purchaser, free and clear of all liens, claims, security interests and encumbrances. Other than ad valorem taxes for 1998 which are not yet past due, there are no sales or ad valorem taxes due and unpaid by Seller.

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          4.5.  LITIGATION.  There are no private or governmental actions, suits, proceedings or investigations, pending, or to Seller's knowledge threatened, against, affecting or on behalf of Seller, OTP or the Company Assets.

          4.6 SELLER FINANCIAL STATEMENTS. Seller has heretofore furnished Purchaser with complete copies of all currently available unaudited financial statements relating to Seller and OTP for the month ended August 31, 1998 (the "Seller Financial Statements"), and until Closing shall continue to provide Purchaser with copies of each successive month's financial statements as soon as they become available. To the best of Seller's knowledge, the Seller Financial Statements (including items delivered after the Effective Date in accordance with this Section 4.6) are true and complete in all material respects, have been prepared from the books and records of Seller and OTP in accordance with generally accepted accounting principles consistently applied throughout the entire period presented (except as disclosed therein and except for the absence of footnotes) and present fairly the financial condition of Seller and OTP at such dates and the results of operations of Seller and OTP for the periods reflected therein.

          4.7  COMPLIANCE WITH LAWS.  Seller and   OTP have each complied in all
material respects with all applicable foreign, federal, state, municipal and other political subdivision or governmental agency statutes, ordinances and regulations, including, without limitation, those imposing taxes, in every applicable jurisdiction, in respect of the ownership of their respective properties and the conduct of their respective businesses, and Seller and OTP are not parties to any investigation or inquiry by any foreign, federal, state or local governmental body or agency pending or, to Seller's knowledge, threatened into the business, operations, affairs or properties of Seller or OTP.

          4.8 ILLEGAL PAYMENTS. Neither Seller, OTP, nor any shareholder, director, officer, partner, employee or agent of Seller or OTP, has, directly or indirectly, given or agreed to give any illegal payment (in kind or in cash), gift or similar benefit to any customer, supplier, governmental employee, lobbyist, labor union, political action committee, candidate for public office or other person or entity who is or may be in a position to help or hinder the business of Seller or OTP which (i) might subject Seller or OTP to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, might have had a material adverse effect on the Company's Assets, its business or its operations, or (iii) if not continued in the future, might materially adversely affect the Company's Assets or the Business.

          4.9  EMPLOYEES.  Attached hereto as Schedule 4.9 is a schedule listing
(i) the names and annual rates of compensation (not including bonuses, profit sharing, incentive compensation and benefits) of each of the present officers, employees, agents and independent contractors of Seller and OTP. Except as set forth and described on such schedule, there are no "employee pension benefit plans", as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, or any other pension, profit sharing, savings, bonus, incentive, option, insurance, welfare, stock purchase, stock option, deferred compensation or other employee benefit plan or arrangement maintained by Seller or OTP or to which either Seller or OTP contributes or is required to contribute.

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          4.10  ENVIRONMENTAL MATTERS.  To Seller's knowledge, there is no violation by Seller of any of the following (herein collectively called the "ENVIRONMENTAL LAWS") on, under, within or with respect to the Company
Facilities: any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any substance deemed or considered hazardous to human health, wildlife or the environment or giving rise to any clean-up or remediation obligation on the part of the owner or operator of the property affected thereby, or any party discharging or disposing of same, including, without limitation, asbestos and the group or organic compounds known as polychlorinated biphenyls (collectively, "HAZARDOUS SUBSTANCES"). There are no liens on or affecting the Company Facilities created, permitted or imposed by any Environmental Laws and there is no actual, asserted or threatened liability or obligation of the Seller or OTP, related to the Company Facilities, under any Environmental Laws. Further, to Seller's knowledge (i) no Hazardous Substances have been generated, treated, stored, or disposed of, or otherwise deposited in or located on, or released on or to the Company Facilities, including, without limitation, the surface and subsurface waters of the Company Facilities, in violation of any Environmental Laws, (ii) no party has engaged in any activity on the Company Facilities which would cause (A) the Company Facilities to be a hazardous waste treatment, storage or disposal facility within the meaning of or otherwise bring such Property within the ambit of any Environmental Laws, or (B) the discharge of pollutants or effluents into any water source or system, or the discharge into the air of any emissions, which would require a permit under any Environmental Laws, and (iii) no underground storage tank is located on or under the Company Facilities.

          4.11 REPRESENTATIONS AND WARRANTIES REGARDING THE SHARES AND OTP. Seller hereby makes the following additional representations and warranties to Purchaser regarding the Shares and OTP:

          (a) As of the Closing, Seller will have full legal right, power and authority to transfer and deliver to the Purchaser the Shares; and the delivery to the Purchaser of the Shares will transfer valid title thereto, free and clear of all liens, encumbrances, preemptive rights and claims of every kind.

          (c) The authorized capital stock of OTP consists of 4,000 shares of common stock, $100 par value, of which 1,000 shares are issued and outstanding on the Effective Date. OTP has no treasury shares. All of the Shares are validly issued, fully paid and nonassessable and shall be owned of record on the Closing Date by Seller, and were not issued in violation of the preemptive rights of any shareholder of the OTP. There are no existing subscriptions, options, warrants, calls, obligations or agreements (voting or otherwise) relating to any of the authorized or outstanding capital stock of the OTP.

          (d) OTP has no subsidiaries and does not, directly or indirectly, own or control any capital stock, bonds or other securities of, or have any proprietary interest in, any corporation, association, partnership, firm, joint venture or other business organization or enterprise, and OTP does not, directly or indirectly, control the management of any such entities. Between the Effective Date and the Closing Date, OTP will not create or acquire any subsidiary or

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make any investments in any corporation, association, partnership, firm, joint venture or other business organization or enterprise.

          (e) OTP has (i) good and indefeasible title to all of it's assets reflected on any of the schedules attached hereto as being owned by OTP, and
(ii) right to possession of all such assets, free and clear of all liens, mortgages, pledges, title retention agreements, and security interests. To the Seller's knowledge, (i) the buildings, plants, structures, appurtenances, machinery, equipment and other property owned or used by OTP have been maintained and repaired and are in good operating condition, ordinary wear and tear excepted, and are free from any known defects, except such as require routine maintenance and except such minor defects as do not substantially interfere with the continued use thereof; (ii) all such buildings, plants, structures, appurtenances, machinery, equipment and other property and their operation and maintenance conform in all material respects to all applicable laws; and (iii) no notice of any violation of employment laws, building or zoning laws or other ordinances, regulations or provisions of law relating to such assets and their use have been received by Seller or OTP.

          (f) The Seller Financial Statements accurately and separately list all indebtedness (as the term "indebtedness" is defined in accordance with generally accepted accounting principles) owed by OTP as of the date thereof, or to which any of OTP's assets or properties are subject, including a description of the assets pledged or otherwise subject thereto. A complete and correct copy of each loan agreement, credit agreement or other similar instrument pursuant to which any such indebtedness was incurred has been furnished to the Purchaser prior to the Effective Date.

          (g) The Seller Financial Statements accurately and separately list all guaranties, matters of suretyship and, to Seller's knowledge, contingent liabilities (required to be disclosed in financial statements in accordance with generally accepted accounting principles) of OTP.

          (h) OTP does not have, and none of OTP's assets are subject to, any liabilities, debts or obligations of any nature incurred by OTP, whether accrued, absolute, contingent or otherwise (required to be disclosed in financial statements in accordance with generally accepted accounting principles), whether due or to become due, including, without limitation, liabilities, debts or obligations on account of taxes or other governmental charges, or penalties, interest or fines thereon or in respect thereof, and whether such liabilities are normally shown or reflected on a balance sheet prepared in a manner consistent with generally accepted accounting principles.

          (i) OTP has filed, or has filed appropriate requests for extensions of, all federal, foreign, state, county, and local tax returns required to be filed by it for periods ending on or before the Effective Date, and OTP has paid all taxes shown to be due on such returns. For purposes of this Agreement, the term "taxes" shall mean, without limitation, income taxes, corporate franchise taxes, payroll taxes, social security taxes, sales taxes, value added taxes, and ad valorem taxes. The liabilities for such taxes reflected in the Seller Financial Statements represent, as of the date thereof, reasonable provision for the payment of all accrued and unpaid taxes of OTP

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accrued through that date, whether or not disputed, as well as deferred taxes required under generally accepted accounting principles. The income tax returns of OTP are not currently under audit by any federal, state or foreign taxing authorities, and no taxable period has been audited by federal authorities. There are no agreements, waivers or other arrangements providing for an extension of time with respect to the payment of any tax or the assessment of any tax or deficiency of any nature against OTP, nor are any suits or any other actions, proceedings, investigations or claims now pending or threatened against OTP with respect to any tax or assessment, nor are any matters under discussion with any federal, state, foreign or local authority relating to any such taxes or assessments, or to any claims for additional taxes or assessments asserted by any such authority. Seller has made available to the Purchaser all income tax returns and schedules thereto or requests for extensions thereof of OTP. Seller will not cause or voluntarily permit a change in any income tax method of accounting by OTP or in the method of allocation of the income tax liability of OTP during or applicable to its current tax year which would render inaccurate, misleading or incomplete the information concerning taxes set forth or referred to in this section, or which would have a material adverse effect on OTP for any period prior to the Closing Date.

          (j) SCHEDULE 4.11(j) attached hereto sets forth a list and brief description of all of the policies of insurance held by or for the benefit of OTP on its property, assets, business or personnel. True and correct copies of such policies or certificates evidencing such policies have heretofore been furnished to Purchaser. OTP is not in default with respect to any provision contained in any such insurance policy and all such policies carried by OTP are in full force and effect except as noted on SCHEDULE 4.11(j). All such policies of insurance will be outstanding and in force on the Closing Date.

          (k) Attached hereto as SCHEDULE 4.11(k) is a list setting forth (i) the name of each bank, savings and loan or other financial institution in which OTP has any account or safe deposit box, the style and number of each such account or safe deposit box and the names of all persons authorized to draw thereon or have access thereto, (ii) the name of each person, corporation, firm, association or business entity or enterprise holding a general or special power of attorney from OTP and the summary of the terms thereof, and (iii) the names of all persons authorized to execute notes, agreements or other instruments relating to the borrowing of money or the extension of credit.

          (l) OTP has no collective bargaining agreements with any labor unions. As of the Effective Date, there have not been and there are not pending or, to Seller's knowledge, threatened, any labor disputes, strikes or work stoppages which may have a materially adverse effect upon the continued business or operation of OTP. OTP is in substantial compliance with all laws respecting employment and employment practices, terms and conditions of employment and wages and hours.

          (m) There has been no default in any respect to, and OTP is currently not in default under, any obligation to be performed by OTP under any contract, lease, agreement, commitment or undertaking to which OTP is a party or by which OTP or its assets or properties are bound, including, without limitation, OTP's contractual and statutory obligations to provide medical, health and other benefits to its employees.

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          4.12  MISCELLANEOUS.  All agreements, reports, exhibits, schedules and other documents furnished by Seller to Purchaser are true, accurate and complete copies of the agreements, reports, exhibits, schedules and other documents they purport to be.

          4.13 SECURITIES REPRESENTATIONS AND WARRANTIES. Seller hereby makes each of the following representations and warranties to, and agreements with, Purchaser regarding the AVRI Stock:

          (a) The shares of AVRI Stock are being acquired for Seller's own account, for investment purposes only, and not for the account of any other person (other than the shareholders of Seller), and not with a view to distribution, assignment, or resale to others or to fractionalization in whole or in part and that the transfer of the shares of AVRI Stock is intended to be exempt from registration under the Securities Act of 1933 (the "Act") by virtue of the so-called 4(2) exemption under the Act. Seller understands that the shares of AVRI Stock are and will be "restricted securities," as said term is defined in Rule 144 of the Rules and Regulations promulgated under the Act, that the certificates representing the shares of AVRI Stock will bear a legend to the effect that the transfer of the securities represented thereby is subject to the provisions hereof; and that stop transfer instructions will be placed with the transfer agent for the shares of AVRI Stock. In furtherance thereof, Seller represents, warrants, and agrees as follows: (i) no other person has or will have a direct or indirect beneficial interest in such shares of AVRI Stock, and Seller will not sell, hypothecate, or otherwise transfer any of the shares of AVRI Stock except in accordance with the Act and applicable state securities laws or unless, in the opinion of counsel for Purchaser, an exemption from the registration requirements of the Act and such laws is available; and (ii) Purchaser is under no obligation to register the shares of AVRI Stock on behalf of Seller or to assist Seller in complying with any exemption from registration.

          (b) Seller has been furnished with and has carefully read each of (i) Purchaser's Annual Report on Form 10-K for fiscal year ended December 31, 1997;
(ii) Purchaser's Quarterly Report on Form 10-Q for fiscal quarter ended March 31, 1998; and (iii) Purchaser's Quarterly Report on Form 10-Q for fiscal quarter ended June 30, 1998. Purchaser has provided, or immediately upon availability shall provide, to Seller a copy of Purchaser's Quarterly Report on Form 10-Q for fiscal quarter ended September 30, 1998. In evaluating the suitability of an investment in Purchaser, Seller has not relied upon any representations or other information (whether oral or written) from Purchaser or any of Purchaser's agents, and no oral or written representations have been made or oral or written information furnished to Seller or Seller's advisors, if any, in connection with the acceptance of the shares of AVRI Stock in payment of the Note which were in any way inconsistent with the information set forth in the documents listed in the first sentence of this Section 4.13(b). To the best knowledge of Seller, Purchaser and AVRI have granted to Seller and its representatives the opportunity to examine such documents and ask such questions of Purchaser and AVRI as Seller has deemed necessary, and Seller has received satisfactory answers from Purchaser and AVRI (or person's acting on Purchaser's or AVRI's behalf) concerning the business of AVRI and the terms and conditions of the AVRI Stock described herein. Purchaser will provide to Seller copies of all Quarterly

Reports on 10-Q filed after the Effective Date, together with such additional information as Seller may reasonably request from Purchaser that is readily available to Purchaser.

          (c) Purchaser has made available to Seller all documents and information that Seller has requested relating to an investment in Purchaser.

          (d) Seller recognizes that an investment in Purchaser involves substantial risks, and Seller has taken full cognizance of and understand all of the risk factors related to the AVRI Stock.

          (e) Seller has carefully considered and has, to the extent Seller believes such discussion necessary, discussed with Seller's professional legal, tax and financial advisers the suitability of an investment in Purchaser for Seller's particular tax and financial situation and Seller has determined that the AVRI Stock is a suitable investment for Seller.

          (f) All information which Seller has provided to Purchaser concerning Seller and the financial position of Seller is correct and complete as the date set forth below.

     5. REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASER. Purchaser represents, warrants and, as applicable, covenants, to and agrees with Seller that:

          5.1. PURCHASER'S AUTHORITY RELATIVE TO THIS AGREEMENT. This Agreement has been duly executed and delivered by Purchaser, and no further corporate action is necessary with respect to Purchaser to make this Agreement a valid and binding obligation of Purchaser, enforceable in accordance with its terms. Neither the execution, delivery nor performance of this Agreement by Purchaser will result in a violation or breach of any term or provision under the Articles of Incorporation or Bylaws or any resolution of the Board of Directors or shareholders of Purchaser or constitute a default or breach of, or accelerate the performance required under, or require the consent of any person or entity under any indenture, mortgage, deed of trust or other contract or agreement to which Purchaser is a party or by which it or any of its assets are bound, or violate any order, writ, injunction or decree of any court, administrative agency or governmental body.

          5.2. ORGANIZATION AND EXISTENCE. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power to carry on its business as now conducted and to enter into and perform this Agreement.

          5.3. PURCHASER FINANCIAL STATEMENTS. Purchaser has heretofore furnished Seller with complete copies of all of the financial information described in Section 4.13(b) (the "Purchaser Financial Statements"), and until Closing shall continue to provide Seller with copies of each successive month's financial statements as soon as they become available. To the best of Purchaser's knowledge, the Purchaser Financial Statements (including items delivered after the Effective Date in accordance with this Section 5.3) are true and complete in all material respects, have been prepared from the books and records of Purchaser in accordance with generally accepted accounting principles consistently applied throughout the entire period presented (except as disclosed therein and except for the absence of footnotes) and present fairly the financial condition of Purchaser at such dates and the results of operations of Purchaser for the periods reflected therein.

          5.4.  PURCHASER'S PAYMENT OF TAXES.  Purchaser   has filed, or has
filed appropriate requests for extensions of, all federal, foreign, state, county, and local tax returns required to be filed by it for periods ending on or before the Effective Date, and Purchaser has paid all taxes shown to be due on such returns. For purposes of this Section 5.4, the term "taxes" shall have the same meaning as set forth in Section 4.11(i). The liabilities for such taxes reflected in the Purchaser Financial Statements represent, as of the date thereof, reasonable provision for the payment of all accrued and unpaid taxes of Purchaser accrued through that date, whether or not disputed, as well as deferred taxes required under generally accepted accounting principles. The income tax returns of Purchaser are not currently under audit by any federal, state or foreign taxing authorities, and no taxable period has been audited by federal authorities. There are no agreements, waivers or other arrangements providing for an extension of time with respect to the payment of any tax or the assessment of any tax or deficiency of any nature against Purchaser, nor are any suits or any other actions, proceedings, investigations or claims now pending or threatened against Purchaser with respect to any tax or assessment, nor are any matters under discussion with any federal, state, foreign or local authority relating to any such taxes or assessments, or to any claims for additional taxes or assessments asserted by any such authority. Purchaser has made available to the Seller all income tax returns and schedules thereto or requests for extensions thereof of Purchaser. Purchaser will not cause or voluntarily permit a change in any income tax method of accounting by Purchaser or in the method of allocation of the income tax liability of Purchaser during or applicable to its current tax year which would render inaccurate, misleading or incomplete the information concerning taxes set forth or referred to in this section, or which would have a material adverse effect on Purchaser for any period prior to the Closing Date.

          5.5. COVENANT TO RESERVE SHARES. Purchaser hereby covenants that Purchaser will cause AVRI at all times to reserve and keep available out of its authorized and unissued Common Stock or treasury shares, solely for issuance upon the conversion of shares of AVRI Stock in accordance with its terms, free from any preemptive rights, such number of shares of Common Stock of AVRI as shall be issuable upon the conversion of all the shares of the AVRI Stock then outstanding.

          5.6. COVENANT TO MAKE FILINGS. Purchaser hereby covenants that Purchaser will cause AVRI to use reasonable efforts to complete such actions as may be necessary to ensure the continued availability to Seller of Rule 144 of the Securities and Exchange Act of 1934 (in accordance with its terms), including the filing all required documents with the Securities and Exchange Commission.

     6.  NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNITIES.

          6.1. NATURE OF STATEMENTS. All statements contained in any Schedule hereto or in any supplemental Schedule or in any certificate or other document executed in connection with these transactions delivered by or on behalf of Seller or Purchaser pursuant to this Agreement, or in connection with the transactions contemplated hereby, shall be deemed representations and warranties by Seller or Purchaser, as the case may be.

          6.2. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller and Purchaser set forth herein shall survive the Closing for a period of two (2) years and shall not be merged with the Bill of Sale; provided that claims regarding a breach of a representation or warranty made in writing by either party to the other within two (2) years shall survive until resolution of such claims even if resolution extends beyond two (2) years.

          6.3. SELLER'S INDEMNITY. Seller agrees to indemnify, defend and hold Purchaser forever harmless from and against any and all liability, demands, claims, actions, or causes of action, assessments, losses, costs, damages or expenses, whether asserted or unasserted, direct or indirect, existing or inchoate, known or unknown, having arisen or to arise in the future, including reasonable attorney's fees and court costs, sustained or incurred by Purchaser resulting from or arising out of, relating to, or by virtue of (i) any breach by Seller of its representations, warranties and covenants in this Agreement; (ii) except for the Assumed Liabilities, all liabilities and obligations of Seller of any kind or nature, known or unknown, relating to the Company Assets, the Business or Seller; (iii) with respect to the Assigned Contracts, all liabilities and obligations resulting from or arising out of the performance and observance by Seller of, or the failure of Seller to perform and observe, any of the covenants, terms and conditions of the Assigned Contracts prior to the Closing Date; and (iv) Seller's operation of the Business prior to the Closing Date. This indemnity shall survive Closing, provided, however, that with respect to Section 6.3(i), this indemnity shall survive the Closing only for the period described in Section 6.2 that the representations and warranties survive the Closing.

          6.4. PURCHASER'S INDEMNITY. Purchaser agrees to indemnify, defend and hold Seller forever harmless from and against any and all liability, demands, claims, actions, or causes of action, assessments, losses, costs, damages or expenses, whether asserted or unasserted, direct or indirect, existing or inchoate, known or unknown, having arisen or to arise in the future, including reasonable attorney's fees and court costs, sustained or incurred by Seller resulting from or arising out of, relating to, or by virtue of (i) any breach by Purchaser of its representations, warranties and covenants in this Agreement; (ii) all liabilities and obligations of Purchaser of any kind or nature, known or unknown, relating to the Assumed Liabilities or Purchaser;
(iii) with respect to the Assigned Contracts, all liabilities and obligations resulting from or arising out of the performance and observance by Purchaser of, or the failure of Purchaser to perform and observe, any of the covenants, terms and conditions of the Assigned Contracts on and after the Closing Date; and (iv) Purchaser's operation of the Business following the Closing Date. This indemnity shall survive Closing, provided, however, that with respect to Section 6.4(i), this indemnity shall survive the Closing only for the period described in Section 6.2 that the representations and warranties survive the Closing.

          6.5. PURCHASER'S RIGHT OF OFFSET. In addition to Purchaser's other rights and remedies under this Agreement and notwithstanding any other provision of this Agreement, for so long as any portion of (i) any amounts due from Purchaser to Seller remain outstanding under the

Note, or (ii) any shares of the AVRI Stock have not been issued to Seller, in the event Purchaser has a claim against Seller for breach of any of the representations, warranties and covenants made by Seller in this Agreement, Purchaser shall be entitled to offset the amount of such claim(s) against (A) the amounts owed by Purchaser to Seller under the Note, or (B) the AVRI Stock .

     7.  COVENANTS OF SELLER.  Seller covenants with Purchaser that:

          7.1. EMPLOYEES. Seller will pay, on or before the Closing Date, all outstanding liability for the payment of (i) wages, vacation pay (whether accrued or otherwise), salaries, bonuses or any other compensation accrued through the Closing Date with respect to all persons employed by Seller and OTP prior to the Closing Date, and (ii) fees and commissions accrued through the Closing Date with respect to independent contractors engaged by Seller or OTP prior to the Closing Date. Purchaser shall assume no liability, obligation or responsibility under any bonus, life insurance, health insurance, or other plan whereby Seller or OTP provides benefits for any of their respective employees, independent contractors or their respective beneficiaries, and Purchaser shall be permitted, but not obligated, to (a) hire any of the employees of Seller or OTP, or (b) engage any independent contractors of Seller or OTP.
Notwithstanding the foregoing sentence, however, Purchaser hereby agrees to hire those employees of Seller and Purchaser listed on Schedule 4.9; provided, however, that Seller and Purchaser hereby agree that as a result of such hiring, Purchaser shall not become liable or responsible for any bonus, life insurance, health insurance, or other plan whereby Seller or OTP provided, or failed to provide, benefits for any of their respective employees, independent contractors or their respective beneficiaries relating to any period prior to Closing.

          7.2. NO TAX DUE CERTIFICATE. Promptly after the Closing, Seller will order a certificate from the Secretary of State of the State of New York as to no sales taxes being due and unpaid by Seller, and Seller will deliver such certificate to Purchaser as soon thereafter after as practicable.

     8. THE CLOSING. Seller and Purchaser hereby agree to consummate the closing of the sale and purchase of the Company Assets (the "Closing") at the offices of Purchaser's legal counsel, Boyar, Simon & Miller, located at 4265 San Felipe, Suite 1200, Houston, Texas 77027 (or such other place as Purchaser and Seller so determine) immediately following execution of this Agreement (the "Closing Date"). At the option of Purchaser and Seller, the documents relating to the Closing may be exchanged by overnight courier without the necessity of all parties being present at the Closing. At the Closing, the following shall occur:

          8.1. BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT. Seller and Purchaser shall execute a Bill of Sale, Assignment and Assumption Agreement (the "Bill of Sale"), in the form attached hereto as EXHIBIT "D", (a) conveying good title to the Company Assets to Purchaser free and clear of all liens, claims, encumbrances and interests, and (b) effecting the assumption by Purchaser of the Assigned Contracts.

          8.2. STOCK CERTIFICATES. Seller shall deliver to Purchaser certificate(s) representing the Shares, duly endorsed or accompanied by a duly executed stock power in blank, and in proper form for transfer.

          8.3. PURCHASE PRICE. Purchaser shall pay the amount of the Purchase Price in the manner set forth in Section 2 above, including, without limitation, the cash portion of such purchase price, the Note and one or more certificates evidencing the AVRI Stock.

          8.4. BANK SIGNATURE CARDS. Seller shall deliver to Purchaser original replacement bank signature cards for all bank accounts owned by OTP.

          8.5. RESIGNATION LETTERS. Seller shall deliver to Purchaser executed letters of resignation from all existing officers and directors of OTP and each of the persons listed on Schedule 8.5 for purposes of resigning their respective positions, which letters shall expressly set forth that, as of the Closing Date, each such person (i) is not a party to any agreement with OTP, or, alternatively, that each resigns from all of such person's respective salaried positions from the OTP, and (ii) does not have any claim of any nature whatsoever against OTP, including, without limitation, claims for unpaid wages, severance expenses or wrongful termination. Purchaser shall appoint new officers and directors as Purchaser shall designate.

          8.6. DELIVERY OF BOOKS AND RECORDS. Seller shall deliver to Purchaser all of the original books and records of OTP, including, without limitation, the original corporate minute book, and all employee files.

          8.7. APPORTIONMENT. All ad valorem taxes, if any, shall be prorated through the date of Closing, with such prorations based on tax rates and assessments for the calendar year during which the Closing occurs unless such rates and assessments are unavailable, in which event such prorations shall be made based on the rates and assessments for the prior year. At the Closing, Purchaser agrees to assume Seller's pro rated portion of the ad valorem taxes and, Purchaser shall be entitled to offset such portion from the Purchase Price. Notwithstanding that the parties intend to make a final settlement with respect to certain items as of the Closing Date (i) all payments for utility services, contract services, ad valorem and personal property taxes relating to the Company Assets (which are not prorated as of the Closing Date) shall be prorated between Seller and Purchaser as soon as reasonably practicable as of the Closing Date, and (ii) settlement of such items shall occur within five (5) business days after receipt of a request therefor accompanied by evidence that such proration and payment is required hereunder.

          8.8. EMPLOYMENT AGREEMENT. Purchaser and Yaniv Dagan shall execute an Employment Agreement in the form attached hereto as EXHIBIT "E" (the "Employment Agreement"), which Employment Agreement shall provide, in addition to the other terms set forth therein, for (i) an initial term of three (3) years, (ii) a base salary of $9,083.33 per month, and (iii) Mr. Dagan's agreement not to compete with Purchaser following the termination of such Employment Agreement in accordance with the terms of such Employment Agreement.

     9.  CONDITIONS TO CLOSING.

          9.1 SELLER AS RECORD OWNER OF THE SHARES OF OTP. Seller shall own all of the issued and outstanding shares of OTP common stock, save and except the three (3) shares of OTP common stock owned by Raoul Teh, Myla Rose Mundo and Geraldine San Juan (the "Philipino Shareholders").

          9.2 TRUST AGREEMENTS. Each of the Philipino Shareholders shall have executed and delivered to Purchaser trust agreements in such form as may be reasonably acceptable to Purchaser.

          9.3 AVRI BOARD APPROVAL. AVRI's Board of Directors shall have approved the transaction described in this Agreement.

          9.4 RECEIPT OF COMFORT LETTER. Purchaser shall have received from Statline, Inc. a comfort letter in such form as may be reasonably acceptable to Purchaser regarding the accounting practices of the Business prior to Seller's acquisition thereof.

     10. FURTHER ACTS. Seller covenants and agrees that, from time to time on and after the Closing Date, at the request of the Purchaser, Seller will execute and deliver all consummatory bills of sale, assignments and other documents that may reasonably be required to confirm and assure Purchaser of its title and interest in the entirety of the Company Assets.

     11. POSSESSION. At the Closing, Seller shall be obligated to deliver to Purchaser at the Leased Premises all tangible items constituting the Company Assets.

     12. EXPENSES AND COMMISSIONS. Each of Seller and Purchaser will pay their own expenses incident to the transaction contemplated by this Agreement. Purchaser and Seller each represent to the other that there are no agents or brokers entitled to a commission in connection with this purchase and sale of the Company Assets. Seller hereby agrees to indemnify and hold harmless Purchaser against any and all claims of any agent, broker, finder or similar party claiming through Seller, and Purchaser hereby agrees to indemnify and hold harmless Seller against any and all claims of any agent, broker, finder, or other similar party claiming through Purchaser.

     13.  MISCELLANEOUS.

          13.1. NOTICES. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been given if personally delivered or mailed, first class, registered or certified mail, postage prepaid to the following:

  If to Seller, to:    Cornell Transcription, Inc.
                       16 W. 36st Street, 10th Floor
                       New York, New York  10018
                       Attention:  Mr. Hillel Bronstein
                       Telecopy No. (212) 268-8878

     With a copy to:   Golenbock, Eiseman, Assor & Bell
                       437 Madison Avenue
                       New York, New York  10022
                       Attention:  Larry Haut
                       Telecopy No. (212) 754-0330

  If to Purchaser, to: Applied Voice Recognition, Inc.
                       4615 Post Oak Place, Suite 111
                       Houston, Texas  77027
                       Attention:  Chief Financial Officer
                       Telecopy No. (713) 621-5870

  With a copy to:      Boyar, Simon & Miller
                       4265 San Felipe, Suite 1200
                       Houston, Texas 77027
                       Attention:  Brian D. Baird
                       Telecopy No. (713) 552-1758

or to such other address as shall be given in writing by any party to the others. If sent by U.S. mail in accordance with this Section 13.1, such notices shall be deemed given and received on the earlier to occur of (a) actual receipt at the above specified address of the mailed addressee, or (b) the third (3rd) business day after deposit with the U.S. Postal Service in the manner herein provided. Notices may also be transmitted by facsimile, provided that such facsimile transmission is confirmed within one business day thereafter by U.S. mail in accordance with this Section 13.1. Notices delivered by any other means shall be deemed given and received upon actual receipt of the above specified address of the addressee.

          13.2. ASSIGNMENT. Except for assignment by Purchaser to an affiliate company, this Agreement may not be assigned by either party without the prior written consent of the other. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal legal representatives, successors and permitted assigns.

          13.3. ENTIRE AGREEMENT. This Agreement (including the Exhibits and Schedules attached hereto) is the entire agreement among the parties hereto regarding the subject matter dealt with herein and supersedes all prior agreements and understandings whether written or oral.

          13.4. SCHEDULES AND EXHIBITS. All schedules and exhibits attached to and referenced in this Agreement are incorporated in this Agreement and made a part hereof.

          13.5. GOVERNING LAW; VENUE. This Agreement shall be governed by the laws of the State of Texas. Venue for any dispute arising out of this Agreement shall be proper in Houston, Harris County, Texas.

          13.6. DISPUTE RESOLUTION. The parties agree that all disputes, claims, damages and questions arising in connection with this Agreement or between the parties hereto shall be settled by arbitration in accordance with the rules of the American Arbitration Association in effect in Houston, Texas. Any dispute may be submitted by either party to the American Arbitration Association and all proceedings with respect thereto shall be conducted in Houston, Texas by a one person arbitrator, unless the parties mutually agree otherwise. The award of the arbitrator shall be final, conclusive, non-appealable and enforceable in a court of competent jurisdiction. The prevailing party shall be entitled to costs and reasonable attorney's fees arising out of such arbitration.

          13.7. BULK SALES COMPLIANCE. Purchaser hereby waives compliance by Seller with the provisions of any applicable bulk sales laws, and Seller warrants and agrees to pay and discharge when due all claims of creditors, taxes, fines, penalties and other liabilities which could be asserted against Purchaser by reason of such non-compliance. Seller hereby indemnifies and holds Purchaser harmless from, against and in respect of (and shall on demand from Purchaser reimburse Purchaser for) any loss, liability, cost or expense, including, without limitation, attorney's fees, suffered or incurred by Purchaser by reason of the failure of Seller to pay or discharge such claims, taxes, fines, penalties or other liabilities.

          13.8. COLLECTION OF SELLER'S ACCOUNTS RECEIVABLE. Among the assets of Seller that are not being conveyed to Purchaser under the terms of this Agreement are Seller's accounts receivable. Notwithstanding the fact that Purchaser is not purchasing such receivables from Seller, Purchaser does hereby agree to use Purchaser's reasonable efforts to collect such receivables on behalf of Seller. Any amounts collected by Purchaser shall be applied first to the such customer's oldest receivables first, unless such customer designates that such payment should be applied otherwise. Purchaser shall not be obligated to institute any lawsuit or collection action against any party, or terminate any agreement in connection with Purchaser's efforts to collect such receivables on behalf of Seller, provided, however, that Purchaser shall be entitled to take any such action in Purchaser's sole and exclusive discretion with respect to Purchaser's efforts to collect any receivables owed to Purchaser or Seller. Purchaser acknowledges and agrees that, if Purchaser receives any payments attributable to the accounts receivable owed to Seller, then Purchaser shall hold any and all such payments for the benefit of Seller and shall within thirty days turn over to Seller any and all such payments.

          13.9. NONCOMPETE; WORKING FOR COMPETITOR. As further inducement to cause Purchaser to purchase the Assets, Seller and Bronstein agree that neither of them will, at any time for twelve (12) months subsequent to the Closing Date, directly or indirectly, within the United States, Canada, Mexico, South America, Europe or the Republic of the Philippines, for Seller's or Bronstein's own account or on behalf of any direct competitors of Purchaser, engage in any business or transaction involving the design, installation, integration, service or consulting with respect to (i) transcription services, or (ii) voice recognition software designs and applications (whether as an employee, employer, independent contractor, consultant, agent, principal, partner, stockholder, corporate officer, director or in any other individual or representative capacity), without the prior written consent of Purchaser, which consent may be withheld by Purchaser in Purchaser's sole and absolute discretion.

          13.10. NON-SOLICITATION OF EMPLOYEES. Seller and Bronstein further agree that, for a period of twenty-four (24) months after the Closing Date, neither Seller nor Bronstein will in any way, directly or indirectly (i) induce or attempt to induce any employee of Purchaser to quit employment with Purchaser; (ii) otherwise interfere with or disrupt Purchaser's relationship with its employees; (iii) solicit, entice or hire away any employee of Purchaser; or (iv) hire or engage any employee of Purchaser or any former employee of Purchaser whose employment with Purchaser ceased less than one year before the date of such hiring or engagement. Seller and Bronstein each acknowledge that any attempt on the part of Seller or Bronstein to induce others to leave Purchaser's employ, or any effort by Seller or Bronstein to interfere with Purchaser's relationship with its other employees would be harmful and damaging to Purchaser.


                    [REST OF PAGE INTENTIONALLY LEFT BLANK]

  IN WITNESS WHEREOF, this Agreement has been duly executed by the parties on this the _____ day of November, 1998, to be effective as of the Effective Date.

                                  SELLER:

                                  CORNELL TRANSCRIPTION, INC., a New
                                  York corporation


                                  By:
                                     -----------------------------------
                                     Hillel Bronstein
                                     President

                                  PURCHASER:

                                  AVRI HEALTH CARE INFORMATION
                                  SERVICES, INC., a Delaware corporation


                                  By:
                                     -------------------------------------
                                  Name:
                                       -----------------------------------
                                  Title:
                                        ----------------------------------

                                  AVRI:

                                  APPLIED VOICE RECOGNITION, INC., a
                                  Delaware corporation


                                  By:
                                     -------------------------------------
                                  Name:
                                       -----------------------------------
                                  Title:
                                        ----------------------------------

                                  BRONSTEIN HEREBY EXECUTES THIS AGREEMENT FOR
                                  THE EXPRESS PURPOSE OF AGREEING TO THE
                                  PROVISIONS OF SECTIONS 13.9

                                  BRONSTEIN:


                                  _______________________________________
                                  Hillel Bronstein


                   Signature Page to Asset Purchase Agreement
                         (Cornell Transcription, Inc.)

Schedules:

1.1(c)    List of Company Personal Property
1.1(d)    List of Assigned Contracts
1.1(e)    List of Computer Hardware and Software
1.1(f)    List of Intellectual Property
1.1(h)    List of Licenses and Permits
4.9       List of Employees and Contract Workers
4.11(j)   Description of Insurance Policies
4.11(k)   List of Banking Information
8.5       List of Persons to Resign Prior to Closing

Exhibits:

"A"       Promissory Note
"B"       Description of AVRI Stock
"C"       Collection Targets
"D"       Bill of Sale, Assignment and Assumption Agreement
"E"       Employment Agreement

                                SCHEDULE 1.1(c)
                                       TO
                            ASSET PURCHASE AGREEMENT

                           Company Personal Property
                           -------------------------



Seller's:
--------

  None other than Schedule 1.1(e).



OTP's:
-----

  None other than Schedule 1.1(e).

                                SCHEDULE 1.1(d)
                                       TO
                            ASSET PURCHASE AGREEMENT

                               Assigned Contracts
                               ------------------


Seller's:
--------

  Transcription Services Agreements              Dated
  ----------------------------------             -----

  1.  Oakridge Medical Group                     August 1, 1998
  2.  Sample Road Rehabilitation Center          August 1, 1998


  Leases:
  ------
     [1. Master Equipment Lease No. 2147 Schedule 1 dated May 13, 1998, by and between Sterling National Bank, as lessor, and Seller, as lessee.]

     [2. Master Equipment Lease No. 2147 Schedule 2 dated May 13, 1999, by and between Sterling National Bank, as lessor, and Seller as lessee.]


OTP's:
-----

     None.

                                SCHEDULE 1.1(e)
                                       TO
                            ASSET PURCHASE AGREEMENT

                     List of Computer Hardware and Software
                     --------------------------------------

Seller's:
--------

  See attached list under "New York/New Jersey" and "Florida".


OTP's:
-----

  See attached list under "Philippines".

                                SCHEDULE 1.1(f)
                                       TO
                            ASSET PURCHASE AGREEMENT

                         List of Intellectual Property
                         -----------------------------

Seller's:
--------

  Names: "Statline" and "CTI Statline," and all trademark applications for such names.



OTP's:
-----

  None.

                                SCHEDULE 1.1(h)
                                       TO
                            ASSET PURCHASE AGREEMENT

                          List of Licenses and Permits
                          -----------------------------

Seller's:
--------

  All software licenses utilized in the operation of the business of Seller:

  (a)  None.


OTP's:
-----

  All of the following software licenses utilized in the operation of the business of OTP:

  (a)  None.

                                  SCHEDULE 4.9
                                       TO
                            ASSET PURCHASE AGREEMENT

                 List of Employees and Independent Contractors
                 ---------------------------------------------



Seller's:
--------

  See attached.


OTP's:
-----

  See attached.

                                SCHEDULE 4.11(j)
                                       TO
                            ASSET PURCHASE AGREEMENT

                       Description of Insurance Policies
                       ---------------------------------


Seller's:
--------

  See attached.


OTP's:
-----

  See attached.

                                SCHEDULE 4.11(k)
                                       TO
                            ASSET PURCHASE AGREEMENT

                            List of Bank Information
                            ------------------------


OTP's:
-----

  None.

                                  SCHEDULE 8.5
                                       TO
                            ASSET PURCHASE AGREEMENT

                   List of Persons to Resign Prior to Closing
                   ------------------------------------------



Mr. Hillel Bronstein
Mr. Stuart Szpicek

                                  EXHIBIT "A"
                                       TO
                            ASSET PURCHASE AGREEMENT

                                Promissory Note
                                ---------------

                                  EXHIBIT "B"
                                       TO
                            ASSET PURCHASE AGREEMENT

                           Description of AVRI Stock
                           -------------------------

                                  EXHIBIT "C"
                                       TO
                            ASSET PURCHASE AGREEMENT

                               Collection Targets
                               ------------------


                                         Collection      Contingent
Quarterly Period                           Target      Purchase Price*
----------------                         ----------   ---------------
January 1, 1999 to March 30, 1999        $  500,000          $ 40,000
April 1, 1999 to June 30, 1999              650,000            40,000
July 1, 1999 to September 30, 1999          850,000            40,000
August 1, 1999 to December 31, 1999       1,100,000            40,000
                                          ---------           -------
Total:                                   $3,100,000          $160,000


* Contingent Purchase Price is payable in preferred stock pursuant to the terms of Section 3 of the Agreement.

                                  EXHIBIT "D"
                                       TO
                            ASSET PURCHASE AGREEMENT

               Bill of Sale, Assignment and Assumption Agreement
               -------------------------------------------------

                                  EXHIBIT "E"
                                       TO
                            ASSET PURCHASE AGREEMENT

                              Employment Agreement
                              --------------------